Exhibit 99.1

(Filed herewith)

For immediate release: August 13, 2008

For more information:

Ken Golden

Director, Strategic Public Relations

Deere & Company

309-765-5678

DEERE REPORTS HIGHER THIRD-QUARTER EARNINGS

•                  Net income of $575 million reaches record level for period; EPS climbs 12%.

•                  Vigorous global farm sector drives 38% sales gain outside U.S. and Canada.

•                  Consistent execution aids non-agricultural businesses, which remain solidly profitable in spite of U.S. economic downturn.

MOLINE, Illinois (August 13, 2008) — Deere & Company today announced worldwide net income of $575.2 million, or $1.32 per share, for the third quarter ended July 31, compared with $537.2 million, or $1.18 per share, for the same period last year. For the first nine months, net income was $1.708 billion, or $3.89 per share, compared with $1.400 billion, or $3.06 per share, last year.

Worldwide net sales and revenues increased 17 percent, to $7.739 billion, for the third quarter and were also up 17 percent, to $21.036 billion, for the first nine months. Net sales of the equipment operations were $7.070 billion for the quarter and $19.070 billion for nine months, compared with $5.985 billion and $16.066 billion for the respective periods last year.

A continuation of positive conditions in the global farm sector is helping the company maintain record financial results at a time of rising raw material costs and a sluggish U.S. economy. “Though agricultural commodity prices have moderated, they remain quite favorable by historical standards and are continuing to provide strong support to farm incomes and to the sale of productive farm machinery worldwide,” said Robert W. Lane, chairman and chief executive officer. “What’s more, Deere’s entire business lineup is benefiting from the consistent execution of our plans to rigorously manage costs and assets and create a more resilient company overall. Our non-agricultural operations have remained on a profitable course as a result, in spite of the economic downturn in the United States.”

Summary of Operations

Net sales of the worldwide equipment operations increased 18 percent for the quarter and 19 percent for the first nine months. Included were positive effects for currency translation and price changes of 7 percent for the quarter and year to date. Equipment net sales in the United States and Canada were up 6 percent for the quarter and 7 percent for the nine-month period. Net sales outside the United States and Canada increased by 38 percent for the quarter and 41 percent for nine months, including a positive currency-translation effect of 13 percent for the quarter and year to date.

Deere’s equipment divisions reported operating profit of $818 million for the quarter and $2.377 billion for nine months, compared with $708 million and $1.807 billion for the respective periods last year. The quarterly improvement was largely due to the favorable impact of higher shipment volumes, partially offset by higher selling, administrative and general expenses.  Additionally, an increase in raw material costs offset improved price realization in the quarter. For nine months, the improvement was primarily due to the favorable impact of higher shipment volumes and improved price realization, partially offset by higher selling, administrative and general expenses and increased raw material costs. A higher effective tax rate had a negative impact on equipment operations’ net income for both periods.

Trade receivables and inventories at the end of the quarter were $7.457 billion, or 30 percent of previous 12-month sales, compared with $6.227 billion, or 30 percent of sales, a year ago.

Financial services reported net income of $83.4 million for the quarter and $267.5 million for nine months versus $92.1 million and $266.8 million last year. Within financial services, results for the credit operations were lower for both periods primarily due to higher selling, administrative and general expenses, an increase in leverage, a higher provision for credit losses, and lower income from receivable sales. Partially offsetting these factors were growth in the credit portfolio and higher commissions from crop insurance. For both periods, the decrease in results for the credit operations was offset by an improvement in income from other miscellaneous service operations.

Company Outlook

Company equipment sales are projected to increase by about 21 percent for the full year and 29 percent for the fourth quarter of 2008. Included in the forecast is about 5 percent of currency translation impact for the year and about 3 percent for the quarter. Deere’s net income is forecast to be about $425 million for the fourth quarter. Escalating raw material costs are expected to have an impact on margins for the quarter.

Company Summary

Deere’s performance is receiving support from actions to produce more sustainable financial results, to attract and serve customers throughout the world, and from positive global economic trends. “We are continuing to make investments in new products, additional manufacturing capacity, and new businesses to serve an expanding global customer base,” Lane said. “These steps put the company on an even stronger footing to benefit from powerful trends sweeping the world such as growing affluence and increasing demand for food, energy and infrastructure. In our view, these trends have staying power and should help the company continue delivering a high level of customer value and strong financial results well into the future.”

* * *

Equipment Division Performance

Agricultural.  Sales increased 35 percent for the quarter and 34 percent for nine months, with the improvement in both periods due to higher shipment volumes, the favorable effects of currency translation, and improved price realization. Operating profit was $634 million for the quarter and $1.748 billion for nine months, compared with $431 million and $1.055 billion last year. Operating profit for both periods was higher primarily due to the favorable impact of higher shipment volumes and improved price realization, partially offset by higher raw material costs and higher selling, administrative and general expenses.

Commercial & Consumer.  Division sales declined 1 percent for the quarter and increased 6 percent year to date. A landscape operation, acquired in the third quarter of 2007, accounted for a sales increase of 5 percent for the quarter and 9 percent year to date. Operating profit was $91 million for the quarter and $253 million year to date, compared with $127 million and $315 million a year ago. Operating profit was down for the quarter due to higher selling, administrative and general expenses, increased raw material costs and lower sales volumes, partially offset by improved price realization. The nine-month decline in operating profit was primarily due to higher selling, administrative and general expenses related to growth in landscape operations and increased raw material costs. Partially offsetting these factors for nine months were an increase in shipment volumes, improved price realization and a more favorable product mix.

Construction & Forestry.  Pressured by U.S. market conditions, sales were down 7 percent for both the quarter and year to date. Operating profit was $93 million for the quarter and $376 million for nine months, versus $150 million and $437 million a year ago. Operating profit was lower largely due to lower shipment volumes for both periods and higher raw material costs for the quarter. Improved price realization more than offset higher raw material costs for nine months.

Market Conditions & Outlook

Agricultural.  With help from continuing strength in the global farm sector, worldwide sales of the company’s agricultural equipment are forecast to increase by about 38 percent for full-year 2008. This includes about 8 percent related to currency translation.

Farm-machinery industry sales in the United States and Canada are forecast to be up 20 to 25 percent for the year, led by a substantial increase in large tractors and combines. Agricultural commodity prices remain at healthy levels and are lending continued support to farm income in the United States and other areas.

Industry sales in Western Europe are forecast to be up about 5 percent for the year.  Greater increases are expected in Central Europe and the CIS (Commonwealth of Independent States) countries, including Russia, where demand for productive farm machinery is growing rapidly. South American markets are showing further improvement with industry sales forecast to increase by about 40 percent for the year. Company sales in Brazil are being helped by an expanded product line, additional tractor capacity, and rising demand for sugarcane harvesting equipment. Deere’s sales have moved significantly higher in Australia, where the farm sector is experiencing a strong recovery.

Commercial & Consumer.  John Deere commercial and consumer equipment sales are projected to be up about 4 percent for the year. The landscapes operation acquired in third-quarter 2007 is expected to account for about 6 percent of the yearly improvement. Sales gains from new products are partially offsetting the impact of the U.S. housing slowdown and weakening economy.

Construction & Forestry. U.S. markets for construction and forestry equipment are forecast to remain under continued pressure due to a sharp decline in housing starts, which are expected to reach 60-year lows in 2008. Non-residential construction is projected to be somewhat above last year’s relatively healthy rate. Although the U.S. housing sector is negatively affecting forestry equipment markets in the United States and Canada, forestry sales in other key markets are expected to rise in 2008.

In this weak environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decline by approximately 5 percent for the year. Company sales are receiving benefit from new products and from factory-production levels being more closely aligned with retail demand. In addition, company sales outside the United States and Canada are experiencing strong growth.

Credit. Full-year 2008 net income for Deere’s credit operations is forecast to be approximately $335 million. The forecast decrease from 2007 is primarily due to higher selling, administrative and general expenses, as well as increases in leverage and in the provision for credit losses, partially offset by growth in the credit portfolio.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $70.1 million for the third quarter and $224.6 million year to date, compared with net income of $79.0 million and $228.4 million for the respective periods last year. Quarterly and year-to-date results were lower primarily due to an increase in leverage, higher selling, administrative and general expenses, an increase in the provision for credit losses and lower income from receivable sales, partially offset by growth in the credit portfolio and increased commissions from crop insurance.

Net receivables and leases financed by JDCC were $19.289 billion at July 31, 2008, compared with $18.473 billion last year. Net receivables and leases administered, which include receivables previously sold, totaled $19.454 billion at July 31, 2008, compared with $18.986 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment the many interrelated factors that affect farmers’ confidence. These factors include worldwide demand for agricultural products, world grain stocks, weather conditions (including floods in the mid-western U.S.), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including avian flu and bovine spongiform encephalopathy, commonly known as “mad cow” disease), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, customer profitability, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, the number of housing starts and interest rates are especially important to sales of the Company’s construction equipment. The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment. Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in, and the political and social stability of, the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel, rubber and fuel; the availability and prices of strategically sourced materials, components and whole goods, including agricultural equipment tires; delays or disruptions in the Company’s supply chain due to weather or natural disasters; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rates and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; significant changes in capital market liquidity and associated funding costs; customer borrowing and repayment practices, the number and size of customer loan delinquencies and defaults, and the sub-prime credit market crises; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; changes in tax rates; the effects of, or response to, terrorism; and changes in laws and regulations affecting the sectors in which the Company operates. The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results. Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs. Other factors that could affect results are acquisitions and divestitures of businesses, the integration of new businesses, changes in Company declared dividends and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised. The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise. Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Third Quarter 2008 Press Release

(millions of dollars)

	Three Months Ended July 31			Nine Months Ended July 31
	2008	2007	% Change	2008	2007	% Change
Net sales and revenues:
Agricultural equipment net sales	$4,544	$3,355	+35	$12,002	$8,934	+34
Commercial and consumer equipment net sales	1,332	1,346	-1	3,498	3,305	+6
Construction and forestry net sales	1,194	1,284	-7	3,570	3,827	-7
Total net sales *	7,070	5,985	+18	19,070	16,066	+19
Credit revenues	550	533	+3	1,632	1,527	+7
Other revenues	119	116	+3	334	348	-4
Total net sales and revenues *	$7,739	$6,634	+17	$21,036	$17,941	+17

Operating profit: **
Agricultural equipment	$634	$431	+47	$1,748	$1,055	+66
Commercial and consumer equipment	91	127	-28	253	315	-20
Construction and forestry	93	150	-38	376	437	-14
Credit	111	141	-21	376	404	-7
Other	5	1	+400	12	2	+500
Total operating profit *	934	850	+10	2,765	2,213	+25
Interest, corporate expenses and income taxes	(359)	(313)	+15	(1,057)	(813)	+30
Net income	$575	$537	+7	$1,708	$1,400	+22

*       Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$3,072	$2,221	+38	$7,942	$5,645	+41
Operating profit	$332	$229	+45	$925	$562	+65

The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**      Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses. However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended July 31, 2008 and 2007
(In millions of dollars and shares except per share amounts) Unaudited

	2008	2007
Net Sales and Revenues
Net sales	$7,070.2	$5,984.9
Finance and interest income	511.6	516.9
Other income	156.9	131.9
Total	7,738.7	6,633.7

Costs and Expenses
Cost of sales	5,421.9	4,542.9
Research and development expenses	238.1	204.3
Selling, administrative and general expenses	772.0	665.8
Interest expense	270.2	291.6
Other operating expenses	167.5	126.8
Total	6,869.7	5,831.4

Income of Consolidated Group Before Income Taxes	869.0	802.3
Provision for income taxes	307.1	272.2
Income of Consolidated Group	561.9	530.1
Equity in income of unconsolidated affiliates	13.3	7.1
Net Income	$575.2	$537.2

Per Share Data
Net income - basic	$1.34	$1.20
Net income - diluted	$1.32	$1.18

Average Shares Outstanding
Basic	429.3	447.6
Diluted	434.4	453.6

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Nine Months Ended July 31, 2008 and 2007
(In millions of dollars and shares except per share amounts) Unaudited

	2008	2007
Net Sales and Revenues
Net sales	$19,069.7	$16,065.7
Finance and interest income	1,548.8	1,489.6
Other income	418.0	386.0
Total	21,036.5	17,941.3

Costs and Expenses
Cost of sales	14,292.3	12,198.6
Research and development expenses	672.5	585.4
Selling, administrative and general expenses	2,191.4	1,866.4
Interest expense	848.9	842.2
Other operating expenses	468.3	391.7
Total	18,473.4	15,884.3

Income of Consolidated Group Before Income Taxes	2,563.1	2,057.0
Provision for income taxes	888.1	680.3
Income of Consolidated Group	1,675.0	1,376.7
Equity in income of unconsolidated affiliates	32.7	22.8
Net Income	$1,707.7	$1,399.5

Per Share Data
Net income - basic	$3.94	$3.10
Net income - diluted	$3.89	$3.06

Average Shares Outstanding
Basic	433.6	451.6
Diluted	439.4	457.2

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	July 31	October 31	July 31
	2008	2007	2007
Assets
Cash and cash equivalents	$2,822.8	$2,278.6	$1,773.2
Marketable securities	944.0	1,623.3	2,047.4
Receivables from unconsolidated affiliates	45.1	29.6	22.4
Trade accounts and notes receivable - net	3,982.7	3,055.0	3,753.7
Financing receivables - net	16,023.0	15,631.2	14,342.6
Restricted financing receivables - net	1,933.8	2,289.0	2,541.8
Other receivables	678.6	596.3	517.9
Equipment on operating leases - net	1,661.0	1,705.3	1,568.5
Inventories	3,474.2	2,337.3	2,473.7
Property and equipment - net	3,938.5	3,534.0	3,228.5
Investments in unconsolidated affiliates	215.1	149.5	140.0
Goodwill	1,329.8	1,234.3	1,249.4
Other intangible assets - net	183.4	131.0	71.9
Retirement benefits	2,047.5	1,976.0	2,638.1
Deferred income taxes	1,564.2	1,399.5	729.8
Other assets	844.0	605.8	531.7
Total Assets	$41,687.7	$38,575.7	$37,630.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$10,114.2	$9,969.4	$10,179.6
Payables to unconsolidated affiliates	178.5	136.5	120.7
Accounts payable and accrued expenses	6,059.3	5,357.9	5,103.3
Accrued taxes	646.0	274.3	274.4
Deferred income taxes	207.8	183.4	105.8
Long-term borrowings	13,397.4	11,798.2	11,096.1
Retirement benefit accruals and other liabilities	3,544.5	3,700.2	2,689.6
Total liabilities	34,147.7	31,419.9	29,569.5
Stockholders’ equity	7,540.0	7,155.8	8,061.1
Total Liabilities and Stockholders’ Equity	$41,687.7	$38,575.7	$37,630.6

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Nine Months Ended July 31, 2008 and 2007
(In millions of dollars) Unaudited

	2008	2007
Cash Flows from Operating Activities
Net income	$1,707.7	$1,399.5
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	65.1	48.1
Provision for depreciation and amortization	626.9	553.5
Share-based compensation expense	63.7	67.7
Undistributed earnings of unconsolidated affiliates	(18.2)	(12.4)
Credit for deferred income taxes	(143.1)	(83.9)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(656.7)	(574.8)
Inventories	(1,212.9)	(465.1)
Accounts payable and accrued expenses	509.8	356.3
Accrued income taxes payable/receivable	264.6	145.7
Retirement benefit accruals/prepaid pension costs	(115.0)	(132.9)
Other	(149.3)	(16.5)
Net cash provided by operating activities	942.6	1,285.2

Cash Flows from Investing Activities
Collections of financing receivables	9,400.0	7,883.5
Proceeds from sales of financing receivables	38.7	78.4
Proceeds from maturities and sales of marketable securities	1,415.9	1,733.4
Proceeds from sales of equipment on operating leases	354.9	268.4
Proceeds from sales of businesses, net of cash sold	41.1
Cost of financing receivables acquired	(9,648.1)	(8,238.3)
Purchases of marketable securities	(769.2)	(1,953.0)
Purchases of property and equipment	(631.2)	(712.8)
Cost of equipment on operating leases acquired	(306.9)	(314.7)
Acquisitions of businesses, net of cash acquired	(241.4)	(144.9)
Other	(37.1)	75.8
Net cash used for investing activities	(383.3)	(1,324.2)

Cash Flows from Financing Activities
Increase in short-term borrowings	60.3	1,030.5
Proceeds from long-term borrowings	4,400.3	2,373.3
Payments of long-term borrowings	(3,032.2)	(2,243.6)
Proceeds from issuance of common stock	107.0	246.4
Repurchases of common stock	(1,358.0)	(1,117.0)
Dividends paid	(327.9)	(288.4)
Excess tax benefits from share-based compensation	71.7	76.7
Other	(14.2)	(11.0)
Net cash provided by (used for) financing activities	(93.0)	66.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	77.9	57.8

Net Increase in Cash and Cash Equivalents	544.2	85.7
Cash and Cash Equivalents at Beginning of Period	2,278.6	1,687.5
Cash and Cash Equivalents at End of Period	$2,822.8	$1,773.2

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)   On November 14, 2007, a special meeting of stockholders was held authorizing a two-for-one stock split effected in the form of a 100 percent stock dividend to holders of record on November 26, 2007, distributed on December 3, 2007.  All share and per share data (except par value) have been adjusted to reflect the effect of the stock split for all periods presented.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, at the beginning of the first fiscal quarter of 2008.  As a result of adoption, the Company recorded a reduction in the beginning retained earnings balance of $48 million.

(2)   Dividends declared and paid on a per share basis were as follows:

	Three Months Ended July 31		Nine Months Ended July 31
	2008	2007*	2008	2007*

Dividends declared	$.28	$.22	$.78	$.66
Dividends paid	$.25	$.22	$.75	$.63½

* Adjusted for two-for-one stock split (see Note 1).

(3)   The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)   Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended July 31		Nine Months Ended July 31
	2008	2007	2008	2007

Net income	$575.2	$537.2	$1,707.7	$1,399.5
Other comprehensive income (loss), net of tax:
Retirement benefits adjustment	19.7		70.3
Cumulative translation adjustment	25.5	76.6	107.5	181.2
Unrealized gain (loss) on investments	(1.4)	.6	(2.7)	(.2)
Unrealized gain (loss) on derivatives	12.3	(.8)	(5.0)	.6
Comprehensive income	$631.3	$613.6	$1,877.8	$1,581.1

(5)   The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis.  The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended July 31, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$7,070.2	$5,984.9
Finance and interest income	26.1	30.0	$560.2	$567.7
Other income	101.3	94.7	66.9	56.7
Total	7,197.6	6,109.6	627.1	624.4

Costs and Expenses
Cost of sales	5,422.2	4,543.2
Research and development expenses	238.1	204.3
Selling, administrative and general expenses	657.2	568.8	116.9	98.9
Interest expense	43.3	42.0	241.5	261.3
Interest compensation to Financial Services	60.3	69.0
Other operating expenses	23.1	21.8	153.1	122.4
Total	6,444.2	5,449.1	511.5	482.6

Income of Consolidated Group Before Income Taxes	753.4	660.5	115.6	141.8
Provision for income taxes	274.8	222.4	32.3	49.8
Income of Consolidated Group	478.6	438.1	83.3	92.0

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	80.3	91.3	.1	.1
Other	16.3	7.8
Total	96.6	99.1	.1	.1
Net Income	$575.2	$537.2	$83.4	$92.1

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Nine Months Ended July 31, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Net Sales and Revenues
Net sales	$19,069.7	$16,065.7
Finance and interest income	77.3	79.3	$1,687.6	$1,629.7
Other income	282.5	293.6	195.8	148.3
Total	19,429.5	16,438.6	1,883.4	1,778.0

Costs and Expenses
Cost of sales	14,293.4	12,199.4
Research and development expenses	672.5	585.4
Selling, administrative and general expenses	1,868.0	1,583.0	330.1	288.7
Interest expense	138.3	131.0	750.6	743.9
Interest compensation to Financial Services	176.0	186.7
Other operating expenses	105.0	102.2	415.9	339.3
Total	17,253.2	14,787.7	1,496.6	1,371.9

Income of Consolidated Group Before Income Taxes	2,176.3	1,650.9	386.8	406.1
Provision for income taxes	768.1	540.7	120.0	139.6
Income of Consolidated Group	1,408.2	1,110.2	266.8	266.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	260.1	265.1	.7	.3
Other	39.4	24.2
Total	299.5	289.3	.7	.3
Net Income	$1,707.7	$1,399.5	$267.5	$266.8

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	July 31 2008	October 31 2007	July 31 2007	July 31 2008	October 31 2007	July 31 2007

Assets
Cash and cash equivalents	$2,099.5	$2,019.6	$1,482.9	$723.3	$259.1	$290.3
Marketable securities	731.8	1,468.2	1,897.7	212.3	155.1	149.7
Receivables from unconsolidated subsidiaries and affiliates	676.1	437.0	336.4		.2	.2
Trade accounts and notes receivable - net	1,259.9	1,028.8	1,246.0	3,271.1	2,475.9	3,061.9
Financing receivables - net	5.6	11.0	5.0	16,017.4	15,620.2	14,337.6
Restricted financing receivables - net				1,933.8	2,289.0	2,541.8
Other receivables	614.2	524.0	421.7	68.1	74.2	96.2
Equipment on operating leases - net				1,661.0	1,705.3	1,568.5
Inventories	3,474.2	2,337.3	2,473.7
Property and equipment - net	2,955.9	2,721.4	2,562.3	982.6	812.6	666.2
Investments in unconsolidated subsidiaries and affiliates	2,519.0	2,643.4	2,591.8	6.4	5.1	5.0
Goodwill	1,329.8	1,234.3	1,249.4
Other intangible assets - net	183.4	131.0	71.9
Retirement benefits	2,041.9	1,967.6	2,628.9	6.7	9.0	9.2
Deferred income taxes	1,590.0	1,418.5	788.8	77.0	46.1	35.3
Other assets	389.1	347.6	293.1	457.6	259.3	240.1
Total Assets	$19,870.4	$18,289.7	$18,049.6	$25,417.3	$23,711.1	$23,002.0

Liabilities and Stockholders’ Equity
Short-term borrowings	$407.7	$129.8	$215.6	$9,706.5	$9,839.7	$9,964.0
Payables to unconsolidated subsidiaries and affiliates	178.5	136.5	120.9	631.0	407.4	313.9
Accounts payable and accrued expenses	5,547.9	4,884.4	4,769.2	1,062.5	924.2	889.8
Accrued taxes	579.7	242.4	236.2	70.0	33.7	38.2
Deferred income taxes	127.2	99.8	36.7	183.5	148.8	163.4
Long-term borrowings	1,980.8	1,973.2	1,952.9	11,416.6	9,825.0	9,143.3
Retirement benefit accruals and other liabilities	3,508.6	3,667.8	2,657.0	37.0	33.1	32.5
Total liabilities	12,330.4	11,133.9	9,988.5	23,107.1	21,211.9	20,545.1
Stockholders’ equity	7,540.0	7,155.8	8,061.1	2,310.2	2,499.2	2,456.9
Total Liabilities and Stockholders’ Equity	$19,870.4	$18,289.7	$18,049.6	$25,417.3	$23,711.1	$23,002.0

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Nine Months Ended July 31, 2008 and 2007

(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$1,707.7	$1,399.5	$267.5	$266.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful receivables	7.0	3.2	58.1	45.0
Provision for depreciation and amortization	371.0	325.5	307.9	272.1
Undistributed earnings of unconsolidated subsidiaries and affiliates	261.1	186.6	(.8)	(.3)
Provision (credit) for deferred income taxes	(168.8)	(61.1)	25.7	(22.8)
Changes in assets and liabilities:
Receivables	(190.8)	(306.4)	2.9	9.3
Inventories	(993.6)	(273.3)
Accounts payable and accrued expenses	507.9	412.7	102.3	63.8
Accrued income taxes payable/receivable	254.6	123.8	10.0	21.9
Retirement benefit accruals/prepaid pension costs	(121.4)	(141.4)	6.5	8.5
Other	(9.2)	141.3	(53.0)	(67.6)
Net cash provided by operating activities	1,625.5	1,810.4	727.1	596.7

Cash Flows from Investing Activities
Collections of receivables			25,278.2	22,199.7
Proceeds from sales of financing receivables			101.6	155.2
Proceeds from maturities and sales of marketable securities	1,395.1	1,730.6	20.8	2.8
Proceeds from sales of equipment on operating leases			354.9	268.4
Proceeds from sales of businesses, net of cash sold	41.1
Cost of receivables acquired			(26,114.3)	(23,028.5)
Purchases of marketable securities	(691.3)	(1,907.5)	(77.9)	(45.5)
Purchases of property and equipment	(448.5)	(396.9)	(182.8)	(315.9)
Cost of equipment on operating leases acquired			(603.3)	(573.9)
Acquisitions of businesses, net of cash acquired	(241.4)	(144.9)
Other	(145.9)	(93.2)	(28.3)	105.7
Net cash used for investing activities	(90.9)	(811.9)	(1,251.1)	(1,232.0)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	222.0	(111.1)	(161.7)	1,141.5
Change in intercompany receivables/payables	(216.0)	162.2	216.0	(162.2)
Proceeds from long-term borrowings			4,400.3	2,373.2
Payments of long-term borrowings	(13.4)	(7.1)	(3,018.8)	(2,236.4)
Proceeds from issuance of common stock	107.0	246.4
Repurchases of common stock	(1,358.0)	(1,117.0)
Dividends paid	(327.9)	(288.4)	(546.1)	(465.5)
Excess tax benefits from share-based compensation	71.7	76.7
Other	4.1	(1.2)	76.4	53.6
Net cash provided by (used for) financing activities	(1,510.5)	(1,039.5)	966.1	704.2

Effect of Exchange Rate Changes on Cash and Cash Equivalents	55.8	47.2	22.1	10.6

Net Increase in Cash and Cash Equivalents	79.9	6.2	464.2	79.5
Cash and Cash Equivalents at Beginning of Period	2,019.6	1,476.7	259.1	210.8
Cash and Cash Equivalents at End of Period	$2,099.5	$1,482.9	$723.3	$290.3

*  Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.